Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2012

Owens & Minor Reports Consolidated Financial Results for 3rd Quarter

2012, Including Results from the Movianto Acquisition

•	Owens & Minor to host Annual Investor Day on November 29, 2012 in New York

•	Company completes acquisition of the Movianto Group, a leading European 3PL provider

RICHMOND, VA…. Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2012, including consolidated quarterly revenue of $2.18 billion, unchanged when compared to revenue in the third quarter of 2011. The company’s August 31, 2012, acquisition of the Movianto Group (Movianto) from Celesio AG contributed $49.7 million to revenue for the quarter, representing one month’s revenue. Consolidated net income for the third quarter of 2012 was $24.6 million, or $0.39 per diluted share, compared to $33.4 million, or $0.53 per share, in the same period of 2011. Pre-tax costs associated with the Movianto acquisition were approximately $7.8 million for the third quarter of 2012, which reduced quarterly net income per diluted share by approximately $0.10.

“With the third party logistics capabilities of the Movianto acquisition and our core U.S. hospital distribution and supply chain services business, Owens & Minor now has global reach with a solid platform for providing third party logistics and other supply chain services,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We believe this acquisition will improve the capacity of our company to serve healthcare providers and manufacturers with efficiency and innovation in a rapidly changing industry. We see emerging opportunity in healthcare and a widening path for Owens & Minor, as we position ourselves for the future.”

Adjusted consolidated operating earnings for the third quarter of 2012, which exclude $7.8 million of costs associated with the Movianto acquisition, were $54.5 million, or 2.50% of revenues, a decrease of $4.3 million, when compared to $58.8 million, or 2.70% of revenues, in the prior-year third quarter. Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related expenses, and their most directly comparable GAAP financial measures.

Year-to-Date Results

For the nine months ended September 30, 2012, consolidated revenue was $6.58 billion, increased $151.2 million, or 2.4%, when compared to revenue of $6.43 billion for the same period of 2011. On a year-to-date basis, Movianto contributed revenues of $49.7 million. Consolidated net income for the first nine months of 2012 was $84.1 million, or $1.33 per diluted share, a decrease of $7.2 million when compared to net income of $91.3 million, or $1.44 per diluted share, for the same period of 2011. On a year-to-date basis, costs associated with the Movianto acquisition were approximately $8.4 million, which reduced net income by approximately $0.11 per diluted share.

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For the first nine months of 2012, adjusted consolidated operating earnings, excluding Movianto acquisition-related costs, were $160.2 million, or 2.43% of revenues, essentially unchanged, when compared to operating earnings of $160.9 million, or 2.50% of revenues, for the same period last year.

“As we reflect on the third quarter 2012 results, we are targeting the fourth quarter 2012 adjusted operating results to be similar to those reported this quarter,” said James L. Bierman, executive vice president & chief operating officer of Owens & Minor. “As our outlook further evolves, we will provide additional details at our annual Investor Day.”

Segment Discussion

As a result of the August 31, 2012 acquisition of Movianto, Owens & Minor will now report Movianto as a separate International business segment. Prior to the acquisition, Owens & Minor had one reportable business segment, which now comprises the Domestic business segment. Accordingly, the Domestic business segment includes traditional distribution, OM HealthCare Logistics, and other supply-chain management services, such as OM SolutionsSM, which provide solutions to healthcare providers and suppliers of medical and surgical products in the United States. Additional information on segment results is provided in the accompanying financial tables.

Domestic Segment

In the third quarter of 2012, Domestic revenues were $2.13 billion, a decrease of $46.5 million compared to the same quarter of 2011. The decline resulted from a combination of factors, including: one less sales day in the quarter, lower comparative utilization of healthcare services coupled with reduced product price inflation, and a lower level of government purchasing, as well as ongoing rationalization of the company’s supplier base.

Operating earnings for the Domestic segment for the third quarter of 2012 were $55.1 million compared to $58.8 million in the same period of 2011, a decrease of $3.7 million. The quarterly decrease in Domestic operating earnings is attributable to lower Domestic segment revenues and gross margin, partially offset by a $6.6 million improvement in SG&A expenses, when compared to the third quarter of 2011. As a percentage of revenues, Domestic operating earnings were 2.59% for the third quarter of 2012, representing a quarter-over-quarter decline of 11 basis points when compared to the same period of 2011, but also representing a 13 basis-point sequential improvement when compared to the second quarter of 2012.

International Segment

Revenues in the International segment were $49.7 million for the third quarter of 2012, reflecting one month’s contribution to the third quarter results, which were not included in results in the same quarter one year ago.

For the third quarter of 2012, the International segment had an operating loss of less than $1 million.

Movianto Update

After completing the acquisition of Movianto, a leading European healthcare third-party logistics (3PL) business, Owens & Minor immediately launched the transition process. These activities include transitioning corporate functions previously handled by Movianto’s parent company.

With the acquisition, Owens & Minor secured a third-party-logistics (3PL) platform that currently serves approximately 600 pharmaceutical and medical device manufacturer customers globally from 23 logistics centers in 11 European countries with approximately 1,800 teammates. Movianto provides a range of 3PL services including, warehousing, transportation, and cold chain logistics, as well as value-added services such as order-to-cash, repackaging and relabeling of products. Movianto’s operational capabilities and services are highly complementary to those of OM HealthCare Logistics, Owens & Minor’s domestic healthcare 3PL service, and the combination will enable Owens & Minor to offer healthcare manufacturers in the U.S. and Europe expanded global reach.

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Asset Management

The balance of cash and cash equivalents at September 30, 2012, was $79.7 million, decreased from $135.9 million at December 31, 2011. The acquisition of Movianto used cash of approximately $150 million, net of cash acquired. Total interest-bearing debt as of September 30, 2012, was $217 million, compared to $215 million as of December 31, 2011. Domestic days sales outstanding (DSO) as of September 30, 2012, was 20.7, compared to DSO of 20.6 days at the end of the prior year’s third quarter. Domestic inventory turns were 10.2 compared to turns of 10.3 for the same period last year.

Highlights & Upcoming Events

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The Owens & Minor board of directors declared a fourth quarter 2012 dividend of $0.22 per diluted share. The dividend is payable on December 31, 2012, to shareholders of record on December 14, 2012. Owens & Minor views dividends as an important component of total return to shareholders.

•

Effective October 18, 2012, the Owens & Minor board of directors has named Martha Marsh, retired president & chief executive officer of Stanford Hospital and Clinics, to serve on the company’s board of directors. Marsh brings more than 30 years of experience as a hospital executive to the Owens & Minor board.

•	Owens & Minor is scheduled to participate in the 2012 Credit Suisse Healthcare Conference on November 15, 2012 in Phoenix. The presentation is scheduled for 11:00 a.m. Mountain Time.

•

Owens & Minor has scheduled its Annual Investor Day in New York for Thursday, November 29, 2012. Owens & Minor executives will provide an operational and strategic overview, as well as the company’s financial outlook for 2013. The meeting is scheduled to begin at 8:00 a.m. EST and conclude at approximately 10:30 a.m. EST. A live, listen-only webcast of the briefing can be accessed on the company website at www.owens-minor.com under the Investor Relations Section. Professional Wall Street analysts and investors may register via http://investors.owens-minor.com/registration.cfm.

Investors’ 3Q 2012 Conference Call & Supplemental Material

Owens & Minor’s management team will conduct a conference call to discuss the third quarter financial results on Tuesday, October 30, 2012, at 8:30 a.m. EDT. The access code for the conference call, international dial-in, and replay is #37884301. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

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Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor also offers global third-party logistics services to pharmaceutical and medical device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2012	2011

Net revenue	$2,179,895	$2,176,759
Cost of goods sold	1,951,772	1,960,077

Gross margin	228,123	216,682
Selling, general and administrative expenses	165,320	152,825
Acquisition-related and exit and realignment charges	7,831	351
Depreciation and amortization	10,090	8,463
Other operating income, net	(1,781)	(3,422)

Operating earnings	46,663	58,465
Interest expense, net	3,066	3,426

Income before income taxes	43,597	55,039
Income tax provision	19,000	21,687

Net income	$24,597	$33,352

Net income per common share:
Basic	$0.39	$0.53
Diluted	$0.39	$0.53

	Nine Months Ended September 30,
	2012	2011

Net revenue	$6,583,221	$6,432,022
Cost of goods sold	5,929,341	5,788,499

Gross margin	653,880	643,523
Selling, general and administrative expenses	471,179	460,119
Acquisition-related and exit and realignment charges	8,448	351
Depreciation and amortization	27,184	25,479
Other operating income, net	(4,643)	(2,927)

Operating earnings	151,712	160,501
Interest expense, net	9,975	10,163

Income before income taxes	141,737	150,338
Income tax provision	57,667	59,082

Net income	$84,070	$91,256

Net income per common share:
Basic	$1.33	$1.44
Diluted	$1.33	$1.44

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$79,667	$135,938
Accounts and notes receivable, net	582,994	506,758
Merchandise inventories	776,898	806,366
Other current assets	211,967	76,763

Total current assets	1,651,526	1,525,825
Property and equipment, net	176,035	108,061
Goodwill, net	285,363	248,498
Intangible assets, net	44,540	22,142
Other assets, net	64,285	42,289

Total assets	$2,221,749	$1,946,815

Liabilities and equity
Current liabilities
Accounts payable	$642,123	$575,793
Accrued payroll and related liabilities	18,033	20,668
Deferred income taxes	36,982	42,296
Other current liabilities	252,131	93,608

Total current liabilities	949,269	732,365
Long-term debt, excluding current portion	214,795	212,681
Deferred income taxes	31,311	21,894
Other liabilities	66,312	60,658

Total liabilities	1,261,687	1,027,598
Total equity	960,062	919,217

Total liabilities and equity	$2,221,749	$1,946,815

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011

Operating activities:
Net income	$84,070	$91,256
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	27,184	25,479
Provision for LIFO reserve	5,223	11,265
Share-based compensation expense	4,844	4,335
Deferred income tax expense	1,098	908
Provision for losses on accounts and notes receivable	414	1,107
Pension contributions	—	(543)
Changes in operating assets and liabilities:
Accounts and notes receivable	(7,886)	(36,598)
Merchandise inventories	40,078	(52,141)
Accounts payable	32,467	81,188
Net change in other assets and liabilities	(16,355)	(18,465)
Other, net	(773)	335

Cash provided by operating activities of continuing operations	170,364	108,126

Investing activities:
Acquisition, net of cash acquired	(149,910)	—
Additions to computer software and intangible assets	(19,934)	(8,035)
Additions to property and equipment	(7,890)	(16,846)
Proceeds from the sale of property and equipment	3,237	46

Cash used for investing activities of continuing operations	(174,497)	(24,835)

Financing activities:
Cash dividends paid	(41,791)	(38,156)
Repurchases of common stock	(11,250)	(16,124)
Financing costs paid	(1,303)	—
Proceeds from termination of interest rate swap	—	4,005
Excess tax benefits related to share-based compensation	1,223	1,977
Proceeds from exercise of stock options	4,114	7,937
Other, net	(4,444)	(5,127)

Cash used for financing activities of continuing operations	(53,451)	(45,488)

Discontinued operations:
Operating cash flows	—	(164)

Net cash used for discontinued operations	—	(164)

Effect of exchange rate changes on cash and cash equivalents	1,313	—

Net (decrease) increase in cash and cash equivalents	(56,271)	37,639
Cash and cash equivalents at beginning of period	135,938	159,213

Cash and cash equivalents at end of period	$79,667	$196,852

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011

Consolidated operating results:
Net revenue	$2,179,895	$2,185,444	$2,217,882	$2,195,890	$2,176,759

Gross margin	$228,123	$211,429	$214,328	$214,014	$216,682
Gross margin as a percent of revenue	10.46%	9.67%	9.66%	9.75%	9.95%

SG&A expenses	$165,320	$150,288	$155,572	$150,538	$152,825
SG&A expenses as a percent of revenue	7.58%	6.88%	7.01%	6.86%	7.02%

Operating earnings, as reported (GAAP)	$46,663	$53,177	$51,872	$43,014	$58,465
Acquisition-related and exit and realignment charges	7,831	617	—	12,708	351

Operating earnings, adjusted (Non-GAAP)	$54,494	$53,794	$51,872	$55,722	$58,816
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.50%	2.46%	2.34%	2.54%	2.70%

Net income, as reported (GAAP)	$24,597	$30,113	$29,360	$23,942	$33,352
Acquisition-related and exit and realignment charges, after-tax	6,588	375	—	7,714	213

Net income, adjusted (Non-GAAP)	$31,185	$30,488	$29,360	$31,656	$33,565

Net income per diluted common share, as reported (GAAP)	$0.39	$0.48	$0.46	$0.38	$0.53
Acquisition-related and exit and realignment charges	0.10	—	—	0.13	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.49	$0.48	$0.46	$0.51	$0.53

Financing:
Cash and cash equivalents	$79,667	$224,937	$213,927	$135,938	$196,852

Total interest-bearing debt	$216,924	$213,982	$214,184	$214,556	$215,037

Stock information:
Cash dividends per common share	$0.22	$0.22	$0.22	$0.20	$0.20

Stock price at quarter-end	$29.88	$30.63	$30.41	$27.79	$28.48

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands, except ratios)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,130,226	97.72%	$2,176,759	100.00%	$6,533,552	99.25%	$6,432,022	100.00%
International	49,669	2.28%	N/A	N/A	49,669	0.75%	N/A	N/A

Consolidated net revenue	$2,179,895	100.00%	$2,176,759	100.00%	$6,583,221	100.00%	$6,432,022	100.00%

Operating earnings (loss):
Domestic	$55,120	2.53%	$58,816	2.70%	$160,786	2.44%	$160,852	2.50%
International	(626)	(0.03)%	N/A	N/A	(626)	(0.01)	N/A	N/A
Acquisition-related and exit and realignment charges	(7,831)	(0.36)%	(351)	(0.01)%	(8,448)	(0.13)%	(351)	—%

Consolidated operating earnings	$46,663	2.14%	$58,465	2.69%	$151,712	2.30%	$160,501	2.50%

Depreciation and amortization:
Domestic	$8,801		$8,463		$25,895		$25,479
International	1,289		N/A		1,289		N/A

Consolidated depreciation and amortization	$10,090		$8,463		$27,184		$25,479

Capital expenditures: (1)
Domestic	$8,929		$11,133		$27,086		$24,881
International	738		N/A		738		N/A

Consolidated capital expenditures	$9,667		$11,133		$27,824		$24,881

	September 30, 2012		December 31, 2011
Total assets:
Domestic	$1,732,460		$1,810,877
International	409,622		N/A

Segment assets	2,142,082		1,810,877
Cash and cash equivalents	79,667		135,938

Consolidated total assets	$2,221,749		$1,946,815

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Numerator:
Net income	$24,597	$33,352	$84,070	$91,256
Less: income allocated to unvested restricted shares	(153)	(252)	(574)	(856)

Net income attributable to common shareholders - basic	24,444	33,100	83,496	90,400
Add: undistributed income attributable to unvested restricted shares - basic	53	136	229	397
Less: undistributed income attributable to unvested restricted shares - diluted	(53)	(135)	(228)	(396)

Net income attributable to common shareholders - diluted	$24,444	$33,101	$83,497	$90,401

Denominator:
Weighted average shares outstanding - basic	62,763	62,802	62,806	62,801
Dilutive shares - stock options	78	145	84	183

Weighted average shares outstanding - diluted	62,841	62,947	62,890	62,984

Net income per share attributable to common shareholders:
Basic	$0.39	$0.53	$1.33	$1.44
Diluted	$0.39	$0.53	$1.33	$1.44